Exhibit 10.2
CONSULTING AGREEMENT
          This Consulting Agreement (the “Agreement’) is entered into by and between Stratagene Corporation (the “Company”) and Ronni L. Sherman (the “Consultant”) effective as of October 13, 2006.
RECITALS
          WHEREAS, the Company and Consultant have entered into an Employment Separation Agreement and Mutual General Release of all claims (the “Separation Agreement”) dated October 6, 2006; and
          WHEREAS, in accordance with the Separation Agreement, both the Company and the Consultant believe that their mutual interests will be best served if the Company retains the services and expertise of the Consultant to provide consulting services to the Company as described herein.
AGREEMENT
          NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:
     1. Consultant Services. Consultant agrees, for the period October 13, 2006 until terminated pursuant to Section 8 hereof (the “Consulting Period”), to perform business advisory consulting services for the Company and its counsel and accountants (but not legal services), if and as requested and previously authorized by the Company’s Chief Executive Officer, Chief Financial Officer or Vice President Corporate Counsel. Consultant’s services shall be of an advisory nature and the Company shall not have any obligation to follow such advice. Consultant will be available and is obligated to provide services, as reasonably requested from time to time by the Company, so that the Company may obtain the full value of the retainer amounts stated in Section 2(b) of this Agreement.
     2. Compensation.
          (a) The Company shall pay Consultant at the rate of $250 per hour for any consulting services requested and provided pursuant to this Agreement. The Company agrees to increase this hourly rate to $350 solely for attendance at trials, depositions, arbitrations or other legal proceedings where Consultant’s presence as a witness or deponent was expressly requested and authorized by the Company; provided, however, that Consultant shall not be compensated for more than eight billable hours during any single calendar day for trial or deposition services.
          (b) The Company agrees that Consultant shall receive a $10,000 retainer payable in advance for each of the first four three-month periods after the date of this Agreement. Half of the amounts of the bills for services performed by Consultant will be

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credited first against any unused retainer amount and half of the amounts on the bills for services shall be paid by the Company by check or wire transfer (within ten (10) business days following receipt of invoices and descriptions therefor). At such point as the billings for such services rendered in any three-month period exceed $20,000 and the $10,000 retainer amount shall have been fully utilized, the Company will pay to Consultant by check or wire transfer any remaining amounts due for services rendered hereunder within ten (10) business days following receipt of invoices and descriptions therefor. In the event billings against the retainer for services requested and performed during any three-month period are less than $10,000, Consultant shall not be required to refund any unused retainer amounts to the Company. No further retainer amounts shall be required after the first twelve months of this Agreement. The retainer payments described herein are separate from, and in addition to, the payments described in Section 2(a)(iv) of the Separation Agreement.
     3. Independent Contractor. During the Consulting Period, Consultant will not be an employee of the Company, but will have the relationship of an independent contractor to the Company. As an independent contractor, Consultant shall have the sole responsibility and obligation to report his net earnings hereunder and otherwise as received as self-employment income on Consultant’s tax returns and to pay such taxes as are required by law. The parties agree that Consultant is an independent contractor and that, as such, the Company shall have no right, responsibility or obligation to withhold income or payroll taxes under the United States Insurance Contributions Act or under state unemployment, disability or other laws from amounts due to Consultant from the Company hereunder or to pay employer payroll taxes thereon under such laws or to withhold special or general funds, assessments, or taxes generally collected by employers for the use and benefit of employees.
     4. Cooperation. After the conclusion of the Consulting Period, Consultant agrees to cooperate fully with the Company and its counsel, accountants and investigators in its defense of, or other participation in, any administrative, judicial, or other proceeding arising from any charge, complaint, or other action which has been or may be filed relating to the period Consultant was engaged in consulting with the Company, on reasonable terms and with reasonable notice as shall be agreed by the parties.
     5. Proprietary/Privileged Information Clause. Consultant acknowledges that certain information, observations, and data obtained by her during the course of the term of this Agreement (including, without limitation, certain financial information, shareholder information, insurance information, business plans, marketing plans or proposals and/or customer lists and other customer information) are the sole property of the Company and constitute trade secrets of the Company. Consultant agrees to promptly return all files, customer lists, financial information, or other Company property without making copies thereof which are in Consultant’s possession or control; provided, however, that Executive shall retain any such materials to the extent reasonably necessary for her to provide the consulting services contemplated hereunder; and, provided, further, that Executive may retain any such materials that are publicly available or otherwise do not contain proprietary non-public information. Consultant further agrees that she will not disclose to any person or use any such privileged, confidential, or trade secret information, observations or data without the written consent of the Chief Executive Officer, Chief Financial Officer or Vice President Corporate Counsel of the

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Company, unless and to the extent that the aforementioned matters become generally known to and available for use by the public, other than as a result of Consultant’s acts or omissions to act, which acts or omissions were unauthorized and against the Company’s interest. Further, Consultant acknowledges that any unauthorized use of privileged, confidential or trade secret information will cause irreparable harm to the Company and will give rise to an immediate action by the Company for injunctive relief. If Consultant is served with a deposition subpoena or other legal process calling for the disclosure of such information, or if she is contacted by any third person requesting such information, she will immediately notify the Chief Executive Officer of the Company and will fully cooperate with the Company in minimizing the disclosure thereof.
     6. Remedies for Breach. In the event that Consultant willfully and materially breaches his obligations under this Agreement, in addition to whatever other rights the Company may have, Consultant shall forfeit his right to receive any further payments or benefits under this Agreement.
     7. Termination. This Agreement shall terminate on October 13, 2007 unless extended by mutual agreement of the parties.
     8. Non-Waiver of Breach. Either party may waive any breach of this Agreement by the other party, but no such waiver shall be deemed to have been given unless such waiver be in writing, signed by the waiving party and specifically designate the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches.
     9. Non-Assignment. Neither party may assign its obligations hereunder without the prior written consent of the other party.
     10. Miscellaneous Provisions.
          (a) Provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable it shall not affect the validity or enforceability of any other provision.
          (b) Consultant acknowledges and agrees that she has read this Agreement carefully, understands all of its terms and agrees to those terms voluntarily.
          (c) This Agreement and the Separation Agreement represent the sole and entire agreements between the parties and, except as expressly stated herein, supersedes all prior agreements, negotiations and discussions between the Consultant and the Company with respect to the subject matters contained herein.
          (d) This Agreement shall be construed as a whole in accordance with its fair meaning and in accordance with the laws of the State of California. The language in the Agreement shall not be construed for or against any particular party. The headings used herein are for reference only and shall not affect the construction of this Agreement.
          (e) The parties agree that any and all disputes, controversies or claims arising out of or relating to this Agreement, or breach thereof, shall be submitted to final and binding arbitration. The arbitration shall take place in the State of California. Unless the parties mutually agree otherwise, the arbitration shall be conducted in the same manner provided under Section 16(g) of the Separation Agreement.
          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the day and year first above written.

CONSULTANT	THE COMPANY

STRATAGENE CORPORATION, a Delaware corporation

/s/ Ronni L. Sherman	By:	/s/ Joseph A. Sorge,M.D.
Ronni L. Sherman	Name:	Joseph A. Sorge, M.D.
	Title:	CEO

Date: October 6, 2006	Date: October 6, 2006

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